Exhibit 99.1

VOXX International Corporation

Annual Meeting of Shareholders

July 29, 2021

VOXX International Corporation – Annual Meeting of Shareholders, July 29, 2021

C O R P O R A T E   P A R T I C I P A N T S

Glenn Wiener, President of GW Communications

John Shalam, Chairman of the Board of VOXX

Pat Lavelle, President and CEO of VOXX International Corp

Beat Kahli, Board of Directors

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Derek, Shareholder

P R E S E N T A T I O N

Operator

Good morning, and welcome to the VOXX International 2021 Annual Meeting of Stockholders.

For those watching, you can ask a question by submitting it in the Q&A section on your web consol. You can submit questions at any time during the remarks, and they will be addressed after management’s presentation.

I would now like to introduce the first presenter, Glenn Wiener, Investor Relations.

Glenn Wiener

Thank you. Good morning. Welcome to the 2021 Annual Shareholders Meeting of VOXX International Corporation. I am Glenn Wiener, President of GW Communications. It is my pleasure to welcome you here today for this meeting.

VOXX is excited to be hosting its virtual meeting, which allows the Company to be more inclusive and reach a greater number of our shareholders. We have shareholders attending via the web portal, and the 800 number that we have provided.

As is our custom, we will conduct the business portion of our meeting first and answer questions at the end of the meeting. When submitting questions, please provide your name and shareholdings. Though we may not be able to answer every question, we will do our best to provide a response to as many as possible and will address any unanswered questions on our corporate website shortly after the meeting.

In keeping with the digital approach to this year’s meeting, it is now shortly after 10:00 a.m. Eastern Standard Time on July 29th, and this meeting is officially called to order. Now I would like to introduce the members of VOXX’s Board of Directors.

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VOXX International Corporation – Annual Meeting of Shareholders, July 29, 2021

Peter A. Lesser, Past President of X-10 (USA) Inc.; Denise Waund Gibson, Co-founder and Chair of Ice Mobility; John Adamovich, Jr., former Chief Financial Officer of Aeroflex Holding Corp.; Patrick M. Lavelle, President and CEO of VOXX International Corp.; Charles M. Stoehr (referred to as Michael), Senior Vice President and Chief Financial Officer of VOXX International Corporation; Ari M. Shalam, Managing Partner of RWN Real Estate Partners, LLC; and the last nominee for Director is John J. Shalam, Chairman of the Board of VOXX.

We are also joined here today by Mr. Jeffrey Gellman of Grant Thornton, our independent auditors. He will be available during the question-and-answer session after the meeting to respond to appropriate questions.

Finally, the Company has appointed Christine Bennett and Larry Kanavas as Judges of Election for the meeting. Ms. Bennett and Mr. Kanavas are with us today and have taken the oath of office earlier today.

After the formal meeting has been adjourned, we will provide time for general questions. Only validated shareholders may ask questions in the designated field on the web portal. Out of consideration for others, please limit yourself to one question.

Please note that this meeting is being recorded. However, no one attending via the webcast or telephone is permitted to use any audio recording device.

The Board of Directors fixed June 9, 2021 as the record date for determining shareholders entitled to vote at this meeting. An affidavit has been delivered attesting to the fact that a notice and access notice to the Proxy Statement and the 2020 10-K Wrap were mailed on or about June 17, 2021 to all shareholders as of the record date and will be incorporated into the minutes of this meeting. The shareholder list shows that, as of the record date, there were 21,733,106 shares of Class A Common Stock outstanding and entitled to vote at this meeting, and 2,260,954 shares of Class B Common Stock outstanding entitled to vote at this meeting.

As you may know, each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to 10 votes. The Class A shareholders, voting as a class, have the right to elect 25% of the members of the Board of Directors. The Class A and Class B shareholders, voting as a single class, shall be entitled to elect the remaining Directors and vote for all other matters properly presented to the meeting.

We are informed by the Judges of Election that are represented in person or by proxy shares of common stock representing 18,928,096 shares of Class A Common Stock and 2,260,954 shares of Class B Common Stock. Since this represents more than a majority of the voting power of all issues and outstanding stock entitled to vote on the record date, a quorum is present for the purposes of transacting business.

Now, I will present the matters to be voted upon. Please note that we will give shareholders an opportunity to comment on the proposals themselves after the proposals have been presented.

Proposal One is the election of our Directors. The current Board nominated: Peter A. Lesser, Denise Waund Gibson, John Adamovich, Jr., Patrick M. Lavelle, Charles M. Stoehr, Ari M. Shalam, Beat Kahli for election as Directors to hold office until the 2022 Annual Meeting of Shareholders or until their successors are duly elected and qualified.

Proposal Two is the approval of the entry by Eyelock LLC, a subsidiary of the Company, into a Distribution Agreement, by and between Eyelock LLC and GalvanEyes Partners, LLC, and the

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VOXX International Corporation – Annual Meeting of Shareholders, July 29, 2021

transactions contemplated thereby including the potential issuance of membership interests represented by units in Eyelock LLC to GalvanEyes Partners, LLC.

Proposal Three is the ratification of the appointment of Grant Thornton, LLP as the Company’s independent registered public accounting firm for the Fiscal Year ending February 28, 2022.

If any shareholder would like to make a comment regarding any of the proposals, please submit your comments through the web portal.

It is now 10:09 a.m. Eastern Time on July 29, 2021 and the polls are now open. Any shareholder who has not yet voted or wishes to change their vote, may do so by clicking on the voting button on the web portal and following the instructions there, shareholders, who have sent in proxies or voted via telephone or internet and do not want to change their vote, do not need to take any further action.

Now that everyone has had the opportunity to vote, I now declare the polls for the 2021 VOXX International Corporation Annual Shareholder Meeting closed at 10:10 a.m. Eastern Time on July 29, 2021.

We have been informed by the Judges of Election that the preliminary vote report shows that the nominees for election to the Board have been duly elected, the Distribution Agreement by and between Eyelock LLC and GalvanEyes Partners, LLC, and the transactions contemplated thereby and the appointment of Grant Thornton as the Company’s independent registered public accounting firm for the Fiscal Year Ending February 28, 2022 has been ratified.

There being no further business to come before the meeting, the 2021 Annual Meeting of Shareholders of VOXX International Corporation, is now adjourned.

At this time, I would like to turn the meeting over to our Chairman of the Board, John Shalam, who will give a brief presentation; followed by CEO, Patrick M. Lavelle, our newly elected Board member Beat Kahli, and then closing remarks from John, after which, we will conclude with a question-and-answer session. John?

John Shalam

Thank you Glenn. I would like to welcome you all to our Fiscal 2021 Annual Meeting of Stockholders. Hopefully, this is the last time we host our Stockholders Meeting virtually. The global environment is starting to loosen up, and I for one, cannot wait for when we resume our normal day-to-day activities. In the interim, please take every precaution to remain safe.

I will begin today with just a few statements regarding the key highlights of Fiscal 2021. Pat will then discuss our financial performance and provide more information about several of the key milestones achieved throughout the fiscal year and those we’ve announced since. I’ve asked our newest Board member, Beat Kahli, to address our stockholders and provide more insight into both GalvanEyes and VOXX. I will then close with a few remarks on our long-term vision and what we are working to build before we take questions.

I’m very proud of the VOXX team, especially in light of all that we have faced throughout this global pandemic. The plan we unveiled in Fiscal 2020 has been executed with precision and we continued to build momentum in Fiscal 2021. I would like to commend Pat and the leadership team, and all VOXX employees around the world for their efforts and hard work which has changed the course for the better. We are a much stronger company today, and this is supported by our Fiscal 2021 financial results. We

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VOXX International Corporation – Annual Meeting of Shareholders, July 29, 2021

have a lot of exciting developments underway and a number of opportunities on the horizon and should drive growth in a meaningful way, while generating higher profitability and enhancing stockholder value.

Fiscal 2020 was about realigning our global footprint to enhance our infrastructure with the end-goal, to improve operating efficiencies and bottom-line performance. Fiscal 2021 was about expanding our reach and growth prospects, whether through new partnerships, distribution, customers, and of course through innovation, and we have done that.

I’ll turn over the meeting to Pat now. Thank you.

Male Speaker

Ladies and gentlemen please stand. There’s some audio difficulties.

Pat Lavelle

Okay. Can you hear me?

Male Speaker

You can start from the beginning.

Pat Lavelle

Okay. Thanks John. Let me start with a review of our Fiscal 2021 financial performance, which was up significantly, both on the top and bottom-lines compared to Fiscal 2020.

Net sales of $563.6 million were up close to 43%. Operating income of $22.5 million was up close to $73 million. Net income attributable to VOXX of $26.8 million was up over $53 million, and Adjusted EBITDA of $46.9 million was up over $42 million.

All business segments reported year-over-year growth and bottom-line improvements.

Automotive Electronics segment sales were up close to 44% with a $10.3 million improvement in pre-tax income. Consumer Electronics segment sales were up over 42%, with close to a $30 million improvement in pre-tax income, and the Biometrics segment sales were up over 81%, with losses shrinking and new opportunities, emerging.

Lastly, we ended the year in a strong financial position. We had $59.4 million in cash, up $22 million year-over-year. This includes $11 million of cash used to fund the DEI acquisition. Our total debt declined to $7.1 million, with the only debt outstanding related to our Florida mortgage. And, we repaid the $20 million we borrowed against our Credit Facility, as a precautionary measure with the outbreak of COVID-19.

As John outlined in his remarks, I’ll touch on some of the key milestones from last year.

Within our Automotive Electronics segment was the acquisition of DEI, which made us the clear-cut leader with the number one position in the aftermarket remote start and security categories. Directed was our primary competitor, and now, with the addition of their brands and engineering talent, along with their distribution network, we are the place to go, with 9 of the top 10 selling aftermarket brands. This was a strategic, offensive move and an accretive transaction. We essentially recouped the purchase price of $11 million with the inventory we purchased and moved it within just a few months. We expected to add

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VOXX International Corporation – Annual Meeting of Shareholders, July 29, 2021

$50 million in annualized sales when we announced the deal, and recently on our first quarter conference call, we upped this estimate to $65 million based on our early success.

The Amazon alliance, a Fiscal 2020 partnership announced at CES, whereby VOXX Automotive became Amazon’s domestic vehicle systems integrator to bring Fire TV to the car. Amazon searched for a partner in the in-vehicle entertainment market to launch Fire TV, and we were the partner of choice given our industry-leading market position, the OEM relationships we had, engineering capabilities, our technology, and the IP we own. This has been a great partnership, resulting in approximately $370 million of new OEM awards with Stellantis and Ford just to start, and we believe, several other OEM’s will follow.

Consumers want content, now more so than ever, and VOXX has the most robust content offering in the industry with a diverse and customized rear seat entertainment offering that is not matched.

The VSM/Rostra acquisition and integration. While this was a late Fiscal 2020 event, this was a key focus of ours in Fiscal ’21. We acquired the aftermarket business of Rostra and the OEM business of VSM, adding new OEM customers and marking our entrance into some new product categories, safety signaling and lighting systems, and new markets, like heavy-duty trucks and busses. We added new aftermarket distribution and product lines, far too many to note here, and a highly skilled engineering team.

This business was acquired for $16.5 million via an asset purchase agreement and should add approximately $30 million of annualized sales. Most important, we added new OEM customers since the acquisition, and secured new OEM awards with companies such as Volvo, Polaris, Subaru, Navistar, Mekra Lang and Nissan. This acquisition has tremendous synergies and over time, I believe we are in a unique position to leverage ALL OEM relationships, selling a more robust offering whether in-vehicle entertainment, remote starts, security systems, signal switching, lighting systems, and more.

Within Consumer Electronics, the big milestone was the realignment of Klipsch, resulting in the creation of the Premium Audio Company, with two subsidiaries, Klipsch Group and 11 Trading Company, both managed by the Klipsch management team. Klipsch Group remained relatively unchanged, and in this new structure, will distribute the Klipsch, Jamo, Energy and ProMedia speaker brands. Klipsch had an exceptional year, and continued to expand its product assortment, customer base and its global reach.

11 Trading Company or 11 TC was formed to distribute third-party brands, beginning with the A/V brands of Onkyo, Integra, Pioneer, and Pioneer Elite in the Americas, along with the rights to the Magnat and Heco brands we own. With this distribution agreement, we moved into new A/V equipment categories, like A/V receivers, HiFi equipment, mini-speakers, and smart-speakers, and added new brands to sell in these categories. We have since added two more brands, TEAC and Esoteric and for now, we are focused on what we have. But over time, our strategy is to leverage our infrastructure and distribution to expand and meet customer needs.

As many of our shareholders, if not all shareholders know, we followed this up with the announced acquisition of the home A/V business from Onkyo Home Entertainment, a proposed $30.8 million transaction done through a joint venture partnership with Sharp Corporation. We expect the deal to close by August 31. By acquiring this business and owning the brands, the products, the IP, engineering, and manufacturing outright, and with the financial resources, infrastructure, and distribution we have, this is a potential game-changer for our premium audio operations.

11 TC did approximately $14 million in sales in Fiscal ’21 as a distributor. If the transaction closes as planned, we should do approximately $50 million this year. But the story is the future. This is a business that did over $200 million in sales just a few years ago and more than $400 million at its height. We

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VOXX International Corporation – Annual Meeting of Shareholders, July 29, 2021

believe we can rebuild worldwide sales over the next few years, generating significant top and bottomline gains, and greater market share.

Finally, this brings me to the Biometrics segment. During the year, we formed strategic alliances with companies such as CMITech, Marubeni, ITS, and others, all of which, provide the platform to expand EyeLock’s global reach and technological capabilities. We also brought to market several new products, the latest of which is the nano IXT, an authentication solution that addresses the challenges brought about by COVID-19. It comes with an iTemp module to take temperatures and deny access, and because it’s authentication via your iris, it operates effectively on people wearing masks, glasses or gloves.

The big milestone during Fiscal ’21, was the official award EyeLock received with a major healthcare company after two years of testing and validation. Unfortunately we cannot discuss the company by name or the size of the award per our contract, but it is with one of the major suppliers of cabinets and other hardware products to the healthcare industry and to hospitals in particular.

Beta tests and pilot projects will be conducted throughout the year and into Fiscal ’23, with a ramp up towards the end of Fiscal ‘22 and a larger ramp up and full rollout in Fiscal ’24. This changes the financial picture at EyeLock and gives the Company instant credibility and validates our technology in this marketplace, and once we are able to speak to it, we will be able to demonstrate those products.

There are other projects EyeLock has been working on, including programs with Sirius and Visa for the eWallet, IGT for slot machines, embedded solutions with large technology companies and with certain government agencies. Projects that we hope will translate to wider-spread adoption of EyeLock’s solutions in the coming years, and supporting that growth, will be the stockholder approved distribution agreement with GalvanEyes.

I have asked Beat Kahli, our newest Board member and majority owner of GalvanEyes to speak to his vision and what he sees for EyeLock moving forward. Before I introduce Beat, I want to congratulate you on your election to VOXX Board of Directors. Ladies and gentleman, Beat Kahli.

Beat Kahli

Thanks so much, Pat. It truly is an honor to be part of the VOXX team. I would like to thank John for inviting me to join the VOXX International Board of Directors, and Pat and his team, for having me very much included in the VOXX family over the last year.

Pat was a resident of Avalon Park Orlando, a $2 billion town my team and I developed when we first met several years ago. Over the years, our relationship has grown both personally and professionally. I met John Shalam and his family last year. John, had immigrated to the United States like myself, embraced the dream this country affords when hard work meets passion and dedication. Over six decades, John built, led, and continues to guide VOXX International. There are not many companies that have been founded more than 60 years, ago, went public more than 30 years ago, and are still thriving, or even in existence like VOXX International.

Over the last two years, I met many members of the VOXX team, and believe this is a company with tremendous opportunities ahead. Presently through my companies, I own over 20 % of the outstanding Class A common share of VOXX International. Given my analysis, I expect to increase this stake further over the next year, as I view this participation as a long-term investment for Avalon Park Group. I am looking forward to working with the Board and with leadership, to do all I can to help to build value in the years to come.

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VOXX International Corporation – Annual Meeting of Shareholders, July 29, 2021

I believe VOXX has the possibility to become a billion plus revenue company over the next five years. The recent announcement of the acquisition of Onkyo by VOXX in partnership with Sharp is in my opinion, a major milestone. VOXX owns so many brands worldwide, in Audio and in Automotive and it’s my opinion there lay many hidden values, not presently shown in the balance sheet or stock value.

Today, Eyelock currently represents less than 10% of VOXX’s current book value, and its financial performance was a challenge for VOXX over the last several years. I did a lot of research on EyeLock's technology and IP and I hired a well-known technology research firm, spending a six-figure amount to test EyeLock’s technology independently.

Our international team also did a lot of research on the different types of biometrics, technology platforms, companies in the space, the industries that have adopted biometrics, and those that are soon to be. What I learned is that this is a multi-billion market that is growing. Based on my research, I firmly believe that the adoption rates will increase exponentially over the next several years.

I saw a gem within the VOXX portfolio, one that has historically detracted from valuation, and at the same time, holds promise for value creation. I listened carefully not only to the VOXX Board and Management, but also to other major VOXX shareholders. When the Company started a strategic process for EyeLock last year, I participated. My goal was and is to build value for Eyelock, and I want to ensure that all avenues are being explored, whether that’s a potential IPO or another form of transaction that will help realize the value I see, and generate returns for EyeLock, VOXX and all shareholders.

As the largest shareholder of VOXX International, I as well, hold the highest economical interest in Eyelock. We spent considerable time finding a structure to preserve a potential IPO for Eyelock in the next one, two, three years, or again, another type of event. The goal was also to minimize further losses, and my personal goal, is to eliminate any losses for Eyelock as of next year.

With this in mind, we moved forward in creating GalvanEyes LLC and structured an alliance that we and VOXX believe, as evidenced by today's approval, we unlock the value that we believe is there.

GalvanEyes LLC is part of Avalon Park Group, a unique, diversified family of companies I formed 25 years ago. Avalon Park Group today, has more than $1 Billion in total assets, and is engaged in businesses ranging from master-planned community development to home building, mining, and geographical information systems. We operate worldwide, with our largest activities in the United States and Switzerland.

The team we brought together all have extensive experience in technology, and in related areas to EyeLock with similar customers and partners. We have built a vast network across the globe through our real estate transactions and investments. In 2017, we sold our Data Transfer Solutions DTS company to SNC LAVELIN, one of the largest Canadian companies. We know EyeLock's market and believe we can leverage our relationships and work with EyeLock to expedite its growth and market potential.

A little about the GalvanEyes leadership team. I serve as Chairman of the Board of GalvanEyes.

AllenIbaugh, CEO one of my partners who co-founded DTS and served as its CEO for 15-plus years. He has over 25 years of related technologies experience. He's worked with several security, authentication, database, and systems projects, selling to government agencies, private companies, and has worked closely with departments of transportation in particular.

Jason Amadori, CTO, another founding partner of DTS, and his 15-plus year CTO. He has over 25 years of technology experience, both hardware and software, and with a specialty in scanning-based technologies.

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VOXX International Corporation – Annual Meeting of Shareholders, July 29, 2021

Rick Hamond, our Chief Growth Officer. Rick's background includes engineering, cybersecurity services, and IT integration.

We formed an international team in Europe and Asia. We are in the process of installing Eyelock in all our facilities and upon today's approval of the distribution agreement, we will immediately sell EyeLock products in the EU, Switzerland, Puerto Rico, Malaysia, and Singapore. We have extensive relationships in these regions, particularly in the EU, Switzerland and Singapore where we have active operations and investments.

GalvanEyes also provides end-to-end solutions in the U.S. for the real estate market and specific U.S. government agencies, as well as with critical infrastructure and some transportation entities.

As you can see from our team's backgrounds, including my own, these are markets and segments where we believe we can make a difference, with the IP EyeLock brings to the table.

Now that I have the honor to serve on the VOXX Board of Directors and the approval of the Eyelock/GalvanEyes transaction, it is time to go to work. I am very excited for the journey ahead, and to be part of making VOXX a $1 billion plus company in the years to come. Thank you.

Again, thank you John Shalam for bringing me to the VOXX family. I’m looking forward to work with you all. Thank you, John.

Glenn Wiener

Thank you Beat. Closing remarks from John?

John Shalam

Thank you Beat. Your support of VOXX and now, of EyeLock, has been greatly appreciated. We look forward to working with you for years to come…as we explore synergies, growth opportunities and the best paths forward to unlock value.

Our focus over the next few years is clear: Continue to drive innovation; Work hand-in-hand with our customers and expand our footprint; Expand our reach, by adding new distribution and partnerships; Leverage our balance sheet as we look for accretive acquisitions, and continue to diligently manage our capital, both on the expense and investment sides. Maintaining financial flexibility is critical and as was the case with DEI and VSM/Rostra, and most recently with Onkyo. We know there are great companies that would fit nicely within our business.

We anticipate growth and profitability this year. Looking out over the next several years, we expect even better performance and here is why: the volume of new, incremental OEM awards; the expansion opportunities through newly acquired businesses; the addition of Onkyo and the distribution deal with GalvanEyes, and the new customers and partners we have by our side.

In closing, to all of our employees, keep up the great work and I humbly thank you. To the Board, congratulations on your re-election and to Beat on his election, and the same for our long-time auditors, Grant Thornton.

This concludes our remarks; and we will now open the meeting for questions. Thank you.

Glenn Wiener

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VOXX International Corporation – Annual Meeting of Shareholders, July 29, 2021

Ladies and gentlemen, this is Glenn Wiener, Investor Relations and before we do open up the call for questions, I just want to acknowledge in Proposal One, we have discussed the records (inaudible) congratulate John Shalam on his nomination and re-election to the Board. That was on my list.

Earlier on it sounded like John was having some audio issues. Just to reiterate, not to go through his full remarks but he was congratulatory in really thanking Beat for the support he has been given, and really looking together to build value for shareholders. He then outlined the focus of the Company in the next few years, highlighting five key points on innovation, customers, expansion, new distribution partnerships and effectively managing capital, both on the expense side, investment side.

A lot of momentum going into the next several years driving optimism, and that was driven by new and incremental OEM awards, expansion opportunities through the newly acquired businesses, the addition of Onkyo and distribution to GalvanEyes, and a lot of new customers and partners that nobody has added over the last year or so.

At this time, we would like to open up the floor for questions, and I see we have one from Derek Path (phon), a VOXX shareholder. I will read that to you, the team.

Is GalvanEye sufficiently capitalized to support the minimum payment absent sales? Pat.

Pat Lavelle

Yes. Based on the discussions that we’ve had with Beat Kahli and the Avalon Park Group, there is sufficient capital, but I’ll let Beat, who is here with me speak to it.

Beat Kahli

That’s a very good question and obviously we are aiming for GalvanEye for the long run. We have a team  (audio interference) GalvanEye being a member of the Avalon Park Group, so we’re a billion in assets. (Inaudible) we are no capitalized, been in business for 30 years, and we’re looking forward to move EyeLock’s business and (inaudible).

Glenn Wiener

Derek, do you have a follow up? (Audio interference). Okay. With no further questions, I would just like to say thank you to all of our shareholders for the support. The business has improved dramatically over the last several years and while there are some near-term challenges, we’re working through, the volume of contracts, the expansion, new products, partners etc., as John reiterated, give the Company great confidence moving out over the next several years.

So, this formally concludes our remarks. We will officially end the meeting. Thank you very much.

Operator

Thank you everyone. The annual meeting has not come to an end. Thank you for attending. You may  now leave the virtual meeting.

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